Calculation of Filing Fee Tables
S-8
Clene Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.0001 per share	Other	1,000,000	$ 5.705	$ 5,705,000.00	0.0001381	$ 787.86
Total Offering Amounts:						$ 5,705,000.00		$ 787.86
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 787.86
Offering Note
[1]	The amount registered represents 1,000,000 additional shares of Clene Inc. (the "Company") common stock, par value $0.0001 per share ("Common Stock"), available for awards under the Clene Inc. Amended 2020 Stock Plan. Pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend, or similar transaction. The proposed maximum offering price per unit is estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act. The proposed maximum aggregate offering price per unit is equal to the average of the high and low prices for the Company's Common Stock as reported by The Nasdaq Capital Market on June 3, 2026, a date within five business days prior to the filing of this registration statement.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources